ASSET ACQUISITION AGREEMENT

THIS ASSET ACQUISITION AGREEMENT ("Agreement") is entered into as of the 19th day of February, 2007, by and among (i) icelounge.com, Inc., a Delaware corporation ("Target"); (ii) Nicholas D. Woodin and Nelson Chau (each individually a "Target Shareholder Principal" and collectively "Target Shareholder Principals") and (iii) Associated Media Holdings, Inc., a Nevada corporation ("Acquiror").

RECITALS

A. Target owns and operates an action-sports focused community website that combines Target's proprietary social networking software with consumer generated media technology (the "Business").

B. Acquiror has offered to acquire substantially all of the assets of Target, with the consideration for such assets to consist primarily of shares of Acquiror voting stock.

C. Target desires to accept such offer.

D. The parties desire to set forth in this Agreement the terms and conditions of such acquisition and related matters

NOW, THEREFORE, in consideration of the foregoing recitals, of the mutual agreements set forth herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER SHAREHOLDERS. To induce Acquiror to enter into the transaction hereinafter provided for, Target and Target Shareholder Principals jointly and severally represent and warrant as follows, subject to any exceptions set forth in the Disclosure Schedule attached hereto (hereinafter the "Schedule").

1.1 Existence and Qualification. Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the corporate power to own or lease its properties and to carry on the Business as now being conducted. Target is qualified to do business, and is in good standing, in the State of California. Target is not required to qualify to do business in any other jurisdiction. Target does not own any capital stock or other equity interest in any corporation, partnership, limited liability company or other entity.

1.2 Ownership. Nicholas D. Woodin is the principal owner of OmniFuse, LLC, a California limited liability company, which is the legal and beneficial owner of the issued and

outstanding shares of the capital stock listed on **Schedule 1.2**. Nelson Chau is the principal owner of Newell Financial Group Inc., a California corporation which is the legal and beneficial owner of the issued and outstanding shares of the capital stock listed on **Schedule 1.2**. Except as specified on the Schedule, no other person has any right or option to acquire any shares of the capital stock of Target. OmniFuse, LLC and Newell Financial Group Inc. are sometimes referred to individually as a "Target Shareholder" or collectively as the "Target Shareholders."

1.3 Authority Relative to this Agreement.

(a) The execution and delivery of this Agreement by Target and Target's performance of its obligations hereunder have been (i) duly authorized by the Board of Directors of Target and (ii) duly approved by the stockholders of Target.

(b) This Agreement constitutes a valid and binding obligation of Target and Target Shareholder Principals enforceable against each of them in accordance with its terms.

1.4 Governmental Authorities; Consents. Neither Target nor any of Target Shareholder Principals is required to submit any notice, report or other filing with any governmental department, commission, board, agency or instrumentality ("Governmental Authority") in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any Governmental Authority or any other person is required to be obtained by Target or Target Shareholder Principals in connection with their execution and delivery of this Agreement or the undertaking of the transactions contemplated hereby.

1.5 Noncontravention.

(a) The execution and delivery of this Agreement by Target, and Target's performance of its obligations hereunder, do not and will not (i) conflict with or result in any breach of any provisions of, constitute a default under, or result in a violation of, the provisions of Target's articles of incorporation or bylaws, or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Target is bound or affected, or any law, statute, rule or regulation "Law") or order, writ, injunction or decree of any court or federal, state, municipal or other Governmental Authority ("Order") to which Target is subject or (ii) result in the creation of any lien, security interest, charge or encumbrance ("Lien") on any assets of Target.

(b) The execution and delivery of this Agreement by Target Shareholder Principals, and Target Shareholder Principals' performance of their obligations hereunder, do not and will not (i) conflict with or result in any breach of any provisions of, constitute a default under, or result in a violation of any indenture, mortgage, lease, loan agreement or other agreement or instrument by which any Target Shareholder Principal is bound or affected, or any Law or Order to which any Target Shareholder Principal is subject or (ii) result in the creation of any Lien on any assets of Target.

1.6 Financial Statements; Absence of Undisclosed Liabilities.

(a) Target has provided Acquiror with its "Financial Statements," which consist of (a) unaudited balance sheets, and related statements of profit and loss and stockholders' equity, as of and for the years ended December 31, 2003, December 31, 2004 and December 31, 2005, and (b) the unaudited balance sheet and statements of profit and loss and stockholders' equity of Target for the six months ended June 30, 2006 ("Most Recent Financial Statement"). Copies of the Financial Statements are attached hereto as **Exhibit 1.6**.

(b) The Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Target as of such dates and the results of operations of Target for such periods, are correct and complete and are consistent with the books and records of Target (which books and records are correct and complete) except that the Most Recent Financial Statement may not contain all notes which are required to be prepared in accordance with GAAP and may be subject to year end adjustments (which will not be material, individually or in the aggregate).

(c) Except as reflected in the Most Recent Financial Statement, Target has no liabilities or obligations of any nature, whether secured or unsecured, accrued, absolute, contingent or otherwise, whether due or to become due, that would, individually or in the aggregate, materially and adversely affect the Business. All debts, liabilities and obligations incurred after the date of the Most Recent Financial Statement have been incurred in the ordinary course of business, and do not individually or in the aggregate have a material adverse effect upon the Business or financial condition of Target.

1.7 Compliance with Laws. To the knowledge of Target and Target Shareholder Principals, Target has not violated or failed to comply with any Law in the conduct of the Business that could have a material adverse effect on the Business or the Assets. Target has not received notice of violation of any applicable Law relating to the Business.

1.8 Title to Assets and Absence of Encumbrances.

(a) Target owns and has good and marketable title to all Assets (as defined in Section 3.1 below) being sold by it hereunder, free and clear of any Liens.

(b) The delivery to Acquiror at the Closing (as defined in Section 9 below) of the instruments of transfer of ownership contemplated by this Agreement will vest good and marketable title to the Assets being sold hereunder in Acquiror, free and clear of any Liens.

(c) The Assets to be acquired by Acquiror hereunder include all assets necessary for the operation of the Business as it has been operated by Target other than working capital and other cash and cash equivalent assets.

1.9 Real Property Leases. Target owns no real property. Target does not lease any premises.

1.10 Tangible Personal Property. The only items of tangible personal property owned or leased by Target and regularly used in the Business are three (3) Dell servers ("Owned Personal Property"). Target has good and marketable title to each item of Owned Personal Property, free and clear of all Liens, claims under bailment and storage agreements, conditional sales contracts, security interests, charges and restrictions. Each item of Owned Personal Property and is, to the best knowledge of Target and Target Shareholder Principals, in satisfactory operating condition and repair and is fit for Target's current intended purposes, ordinary wear and tear excepted.

1.11 Intellectual Property.

(a) For purposes of this Agreement, the term "Intellectual Property" means any or all of the following: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith; (iv) all mask works and all applications, registrations and renewals in connection therewith; (v) all trade secrets and confidential business information and all ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, technology, systems, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals; (vi) all computer software (including object code, source code, data and related documentation); (vii) all Internet websites, including domain name registrations and content and software included therein; (viii) all other proprietary rights; (ix) all rights to recover for past infringements of any of the foregoing; and (x) all copies and tangible embodiments thereof (in whatever form or medium).

(b) Target holds the right to use the domain name icelounge.com and the trademark icelounge.com (U.S. Trademark Registration No. 2,475,680), for which a trademark assignment was filed with the U.S. Patent and Trademark Office on January 18, 2006 (such domain name, trademark and all other Intellectual Property that Target owns or otherwise has the right to use in the Business are referred to collectively as "Target Intellectual Property").

(c) Target owns all right, title and interest in and to, or has valid and enforceable licenses to use, all of the Target Intellectual Property. Target is in compliance in all material respects with all contractual obligations relating to Target Intellectual Property used pursuant to any license or other agreement.

(d) To the knowledge of Target and Target Shareholder Principals, there is no unauthorized use, disclosure, infringement or misappropriation of any Target Intellectual Property by any third party, including by any employee or former employee of Target. Neither Target Intellectual Property nor the use, development, manufacture, marketing, license, sale or the intended use of any product or service currently licensed, utilized, sold, provided or furnished by Target violates or conflicts with any license or other agreement between Target and any third party, or infringes or

misappropriates any Intellectual Property or other proprietary right of any other person. There is no pending or, to the best knowledge of Target and Target Shareholder Principals, threatened, claim or litigation contesting the validity, enforceability or ownership of any Target Intellectual Property or right of Target to exercise any rights therein nor, to the knowledge of Target, is there any legitimate basis for any such claim. Target has not received any notice asserting that any Target Intellectual Property or the proposed use, sale, license or disposition thereof conflicts or infringes or will conflict with or infringe rights of any other person, nor, to the knowledge of Target, is there any legitimate basis for any such assertion.

(e) **Schedule 1.11(e)** sets forth a complete list of all (i) licenses, sublicenses and other agreements in which Target or any sublicensee of it has granted to any person the right to use Target Intellectual Property and (ii) all other consents, indemnifications, forbearances to sue, settlement agreements and licensing or cross-licensing arrangements to which Target is a party relating to Target Intellectual Property or the Intellectual Property or other proprietary rights of any third party. No present or former shareholder, employee, officer, director or other affiliate of Target, or agent or outside contractor of Target, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Target Intellectual Property.

1.12 Conduct of Business. Since the date of the Most Recent Financial Statement, there has not been:

(a) Any change in the condition (financial or other), properties, assets or liabilities of the Business except changes in the ordinary course of business, none of which has had or will have a material adverse effect on the Business;

(b) Any business interruption, damage, loss or other occurrence having a material adverse effect on the Business or the Assets; or

(c) any sale or other disposition of assets by Target out of the ordinary course of business;

(d) any capital investment by Target in any other business entity;

(e) any material delay in payment of accounts receivable inconsistent with Target's past practice; or

(f) Any other occurrence, event or condition which, to the best knowledge of Target and Target Shareholder Principals, materially adversely affects the Business or the Assets.

1.13 Tax Matters.

(a) For purposes of this Agreement, the term "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, personal property,

real property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon and additions to tax or additional amounts imposed by any Governmental Authority, domestic or foreign, upon Target.

(b) There are no Liens for Taxes upon any assets of Target.

(c) Target has filed by the applicable due date (including extensions thereof) all returns or documents with respect to Taxes that are required to be filed, and such returns are correct. All Taxes owed by Target (whether or not shown on any Tax return) have been paid. Target has delivered to Acquiror copies of all such Tax returns filed since 2002.

(d) No deficiency for any Taxes has been proposed, asserted or assessed against Target that has not been resolved and paid in full or settled without any amounts due or owing. There has been no audit or other administrative proceeding or court proceeding with regard to any Taxes nor is any such audit or other proceeding pending, or to the best knowledge of Target and Target Shareholder Principals threatened, with regard to any such Taxes.

(e) Target has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, contractor, creditor or other person, and all Forms W-2 and 1099 required with respect thereto have been properly completed and filed.

1.14 Contracts.

(a) For purposes of this Agreement, the term " Contract" means any and all sales orders, sales contracts, purchase orders, purchase contracts, employment agreements, noncompetition agreements, confidentiality agreements, labor agreements, franchises, understandings, arrangements, or other instruments or undertakings currently in effect to which Target is a party or to which any of Target's property is subject or bound, whether oral or written.

(b) Intentionally deleted

(c) With respect to each Contract: (i) the agreement is legal, valid, binding, enforceable and in full force and effect; (ii) neither Target nor any other party is in breach or default; (iii) to the best knowledge of Target and Target Shareholder Principals, no event has occurred which with notice or lapse of time would constitute a breach or default under, or permit termination, modification or acceleration of, the Contract; and (iv) no party has repudiated any provision of the Contract.

1.15 No Litigation. There are no claims, disputes, actions, proceedings or investigations of any nature ("Claims") pending, or to the best knowledge of Target and Target Shareholder Principals threatened, against or involving Target, the Business or any of the Assets, at law or in equity or before or by any Governmental Authority. To the best knowledge of Target and Target Shareholder

Principals, no facts or circumstances exist that would provide grounds for any such Claim of a material nature. Target is not operating under or subject to, or in default with respect to, any Order.

1.16 Brokers. Neither Target nor Target Shareholder Principals has engaged or employed any broker, finder, or similar consultant in connection with this Agreement and the transactions herein contained.

1.17 Disclosure. The representations of Target in this Section 1 and the Exhibits and Schedules attached hereto, and any document, statement or certificate furnished or to be furnished to Acquiror pursuant hereto, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false and misleading. Target and Target Shareholder Principals have disclosed to Acquiror all material facts pertaining to the transactions contemplated by this Agreement. Copies of all documents heretofore or hereafter delivered or made available to the Acquiror pursuant to this Agreement were or will be complete and accurate copies of such documents. Notwithstanding the foregoing, with respect to any documents that were prepared by third parties, Target represents and warrants merely that such documents are, to its knowledge, true and correct copies of the originals of such documents.

1.21 Investment Representations.

(a) Target (and, indirectly, each Target Shareholder and each Target Shareholder Principal) understands and agrees that (i) it is acquiring the Acquiror Shares (as defined in Section 4.1(a) below) for its own account and not with a view to or for sale in connection with a distribution of the Acquiror Shares, and will not sell, transfer, or otherwise dispose of any of the Acquiror Shares or any interest therein, without registration under the Securities Act of 1933, as amended (the "Securities Act"), and applicable state "blue sky" laws, except in a transaction which in the opinion of counsel reasonably acceptable to Acquiror is exempt therefrom; (ii) it has no contract, undertaking, agreement or arrangement, written or oral, with any other person to sell, transfer or grant participation in any Acquiror Shares (iii) the transaction contemplated hereby was not effected by any means of general advertising or general solicitation of an investment in Acquiror and that such investment is considered a private transaction; (iii) it must bear the economic risk of this investment for an indefinite period of time because the securities are not registered under the Securities Act or any state securities laws; (iv) the securities may not be resold unless subsequently registered under the Securities Act or applicable state securities laws or unless an exemption from such registration is available; (v) there is no market for the securities nor is it anticipated that any market will arise in the immediate future; and (vi) only the Acquiror may register or qualify the securities for sale under the Securities Act and applicable state securities laws, and the Acquiror is under no obligation to take any action to register the securities or to make available any exemption from the registration or qualification requirements of the Securities Act or applicable state securities laws. The undersigned hereby covenants and agrees not to sell, assign, transfer or dispose of the securities except in compliance with the Securities Act and applicable state securities laws.

(b) Target and each Target Shareholder Principal has such knowledge and

experience in financial and business matters as to be capable of evaluating the merits and risk of an investment in the Acquiror Shares. Target and each Target Shareholder Principal acknowledges that it has never been promised, guaranteed, or warranted by Acquiror, its agents, employees, or any other person, expressly or by implication, any of the following: (i) the approximate or exact length of time that it will be required to remain as owner of the Acquiror Shares, (ii) any expected percentage of profit and/or amount of or type of consideration, profit or loss to be realized, if any, as a result of the acquisition of Acquiror Shares; and (iii) any expected amount of percentage of tax deduction or other tax benefit as a result of the acquisition of Acquiror Shares.

(c) Target and each Target Shareholder Principal has had an opportunity to ask questions of and receive answers from the Acquiror concerning the terms and conditions of this transaction and to obtain any additional information which the Acquiror possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information furnished. In particular, Target and each Target Shareholder Principal acknowledges and agrees that it has been given access to, or has been furnished with, all material books and records of the Acquiror and all material contracts and documents related to the proposed transaction. All such questions have been answered, and all such additional information has been provided, to the full satisfaction of Target and Target Shareholder Principals, none of which answers or additional information are in any way inconsistent with the information provided to Target and Target Shareholder Principals. Target and each Target Shareholder Principal acknowledges that, except as set forth herein, no representations or warranties have been made to it, or to its advisors or representatives, by the Acquiror or others with respect to the Acquiror's business and its financial condition and has obtained, in its judgment, sufficient information from Acquiror to evaluate the merits and risks of an investment in the Acquiror Shares.

(d) Target and each Target Shareholder Principal is aware of the risks inherent in an investment in the Acquiror and specifically the risks of an investment in the Acquiror. In addition, Target and each Target Shareholder Principal is aware and acknowledges that there can be no assurance of the future viability or profitability of Acquiror, nor can there be any assurance relating to the current or future value of the Acquiror Shares.

(e) Target and each Target Shareholder Principal acknowledges that the offer and sale of the Acquiror Shares will not be reviewed by any Governmental Authority and is being sold to Target in reliance upon exemption from the Securities Act.

(f) Each Target Shareholder Principal represents and warrants that he is a resident of the State of California.

2. REPRESENTATIONS AND WARRANTIES OF ACQUIROR. To induce Target to enter into the transaction hereinafter provided for, Acquiror represents and warrants as follows:

2.1 Existence and Qualification. Acquiror is a corporation, validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority to carry on its business as now conducted and as proposed to be conducted. Acquiror is qualified to do business,

and is in good standing, in the State of Nevada. Acquiror is not required to qualify to do business in any other jurisdiction.

2.2 Authority Relative to this Agreement.

(a) The execution and delivery of this Agreement by Acquiror and Acquiror's performance of its obligations hereunder have been (i) duly authorized by the Board of Directors of Acquiror; and (ii) duly approved by the stockholders of Acquiror.

(a) This Agreement constitutes a valid and binding obligation of Acquiror enforceable against Acquiror in accordance with its terms.

2.3 Governmental Authorities; Consents. Acquiror is not required to submit any notice, report or other filing with any Governmental Authority in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any Governmental Authority or any other person is required to be obtained by Acquiror in connection with its execution and delivery of this Agreement or the undertaking of the transactions contemplated hereby.

2.4 Noncontravention. The execution and delivery of this Agreement by Acquiror, and Acquiror's performance of its obligations hereunder, do not and will not (i) conflict with or result in any breach of any provisions of, constitute a default under, or result in a violation of, the provisions of Acquiror's articles of incorporation or bylaws, or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Acquiror is bound or affected, or any Law or Order to which Acquiror is subject.

2.5 Continuity of Business Enterprise. It is the present intention of Acquiror to continue at least one significant historic business line of Target, or to use at least a significant portion of Target's historic business assets in a business, in each case within the meaning of U.S. Treasury Regulation §1.368-1(d).

2.6 Capitalization. **Schedule 2.6** sets forth (a) the total authorized capital stock of the Acquiror as of the Closing Date, (b) the number and class of all shares of capital stock of the Acquiror which have been issued and are outstanding as of the Closing Date, (c) the record ownership of all outstanding shares of capital stock of the Acquiror , and (d) the record ownership of all outstanding Convertible Securities and Option Rights (as defined below) in the Acquiror and the exercise or conversion price, as the case may be, of each such security. All of the issued and outstanding shares of capital stock of the Acquiror have been duly authorized and validly issued, are fully paid and nonassessable, and are free of any preemptive or other similar rights to subscribe for or to purchase any such capital stock. Except as disclosed on **Schedule 2.6**, there are: (a) no outstanding securities or obligations of any person or entity convertible or exchangeable into any shares of capital stock of the Acquiror ("Convertible Securities"); (b) no outstanding warrants, rights or options to subscribe for or purchase, or obligations to issue, any such shares of capital stock of the Acquiror or any Convertible Securities of the Acquiror ("Option Rights"); (c) no obligations on the part of the Acquiror to purchase or redeem any outstanding

shares of its capital stock, Convertible Securities or Option Rights; and (d) no agreements granting any person or entity any rights of first offer or first refusal, registration rights or "drag-along," "tag-along" or similar rights with respect to any transfer of any capital stock, Convertible Securities or Option Rights issued by the Acquiror . All shares of capital stock, Convertible Securities and Option Rights that have been issued by the Acquiror prior to the Closing Date have been issued and offered without violation of any applicable Law.

2.7 Issuance of Acquiror Shares. The Acquiror Shares are duly authorized and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, free from all taxes, liens, claims, encumbrances and charges with respect to the issue thereof, and will not impose personal liability on the holders thereof.

2.8 Disclosure. Acquiror has delivered to Target a draft registration statement on Form SB-2, dated December 20, 2006, which is, to the knowledge of Acquiror, true and correct in all material respects. The representations of Acquiror in this Section 2 and the Exhibits and Schedules attached hereto, and any document, statement or certificate furnished or to be furnished to Target and/or the Target Shareholder Principals pursuant hereto, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false and misleading. Acquiror has disclosed to Target and the Target Shareholder Principals all material facts pertaining to the transactions contemplated by this Agreement. Copies of all documents heretofore or hereafter delivered or made available to the Target and/or the Target Shareholder Principals pursuant to this Agreement were or will be complete and accurate copies of such documents. Notwithstanding the foregoing, with respect to any documents that were prepared by third parties, Acquiror represents and warrants merely that such documents are, to its knowledge, true and correct copies of the originals of such documents.

2.9 Brokers. Acquiror has not engaged or employed any broker, finder, or similar consultant in connection with this Agreement and the transactions herein contained.

3. TRANSFER OF BUSINESS AND ASSETS.

3.1 The Assets. Subject to and upon the terms and conditions set forth in this Agreement, and except with respect to the Excluded Assets (as defined in Section 3.2), Target hereby agrees to transfer, convey and assign to Acquiror at the Closing, all right, title or interest it may have in, and Acquiror agrees to acquire and accept from Target, all of the assets of Target (collectively, the "Assets"), including, without limitation, the following:

(a) All prepaid items and all other similar items of Target;

(b) All Contracts;

(c) All Owned Personal Property;

(d) All of Target's rights and interests in the Leased Personal Property;

(e) All of Target's rights and interests in Target Intellectual Property;

(f) All business records, personnel data, information regarding customers (active, inactive and prospective), correspondence with suppliers and customers, and all other documents and other information in Target's possession as may be reasonably necessary to enable Acquiror to see to the efficient and proper conduct and administration of the Business after the Closing;

(g) All phone numbers and URL addresses used by Target with respect to the Business;

(h) All of the Business as a going concern and its goodwill, including specifically the use of the name "icelounge.com" and any variations thereof; and

(i) All of the other assets, property, rights and claims owned by Target immediately prior to the Closing.

3.2 Excluded Assets. Notwithstanding any provision of this Agreement to the contrary, the following assets ("Excluded Assets") will be retained by Target and will not be sold, assigned or transferred to Acquiror:

(a) All of Target's cash (including amounts in bank accounts), certificates of deposit and other cash equivalents except that any deposits or prepayments for products ordered from but not yet fulfilled by Target shall be deemed not to constitute cash or cash equivalents and shall be included within the Assets to be sold to Acquiror hereunder;

(b) all accounts receivable;

(c) any employment contracts or other contracts with Target's employees and Consulting Agreements with Agah, Desai, Ensch or any other third parties;

(d) Target's income tax returns and financial statements and other accounting information (including the general ledger), and all minute books, stock record books and other corporate records of Target; and

(e) all rights in and with respect to the assets associated with Target's ERISA Plans and Benefit Plans.

4. ACQUISITION CONSIDERATION.

4.1 Amount of Acquisition Consideration; Restrictions on Transfer; Registration Rights.

(a) As consideration for Target's undertaking the transactions set forth in this Agreement, Acquiror agrees to provide Target with the following consideration (the "Acquisition Consideration"): (i) Forty-five Thousand Dollars ($45,000) cash (the "Cash Payment")(prior receipt

of Fifteen Thousand Dollars ($15,000) of which is acknowledged) and (ii) seven hundred thousand (700,000) shares of the common stock of Acquiror ("Acquiror Shares"). The certificate or certificates evidencing the Acquiror Shares will bear restrictive legends substantially in the following forms as long as applicable:

> "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAW. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT COVERING THESE SECURITIES UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO ASSOCIATED MEDIA HOLDINGS, INC. (THE "COMPANY") THAT REGISTRATION OF THESE SECURITIES IS NOT REQUIRED UNDER THE ACT OR UNDER APPLICABLE STATE SECURITIES LAWS.
>
> THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CONTRACTUAL RESTRICTIONS ON TRANSFER EXPIRING ON ____________ (THE "EXPIRATION DATE"), PURSUANT TO THAT CERTAIN ASSET PURCHASE AGREEMENT DATED AS OF ______________, 2007 (THE "AGREEMENT"), BY AND AMONG THE COMPANY, ICELOUNGE.COM, INC AND THE STOCKHOLDERS OF ICELOUNGE.COM, INC. PRIOR TO THE EXPIRATION DATE, SUCH SHARES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED AND THE COMPANY SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, TRANSFER OR ASSIGNMENT EXCEPT TO THE EXTENT SUCH SALE, TRANSFER OR ASSIGNMENT IS IN COMPLIANCE WITH THE AGREEMENT. UPON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE COMPANY AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) UPON THE EXPIRATION DATE."

(b) Except with the consent of Acquiror, none of Target, Target Shareholders and Target Shareholder Principals will not, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of any of the Acquiror Shares received as part of the Acquisition Consideration prior to the first anniversary of the Closing ("Lock-Up Period"). Thereafter, Target, Target

Shareholders and/or Target Shareholder Principals may transfer up to four and *16/100 percent* (4.16%) of the Acquiror Shares per month for the twenty four (24) months following the end of the Lock-Up Period, subject to restrictions under applicable law.

(c) (i) If, at any time following the Closing, Acquiror files a registration statement under the Securities Act for purposes of a public offering of securities of the Acquiror for its own account, it shall notify Target and the Target Shareholder Principals in writing (the "Company Notice"). Target, the Target Shareholders and/or each Target Shareholder Principal shall have the right (the "Piggyback Right"), subject to the limitations set forth in Section 4.1(c), to include in any such registration statement all or any portion of the Acquiror Shares then held by Target, the Target Shareholders and/or the Target Shareholder Principals. In order to exercise the Piggyback Right, Target, the Target Shareholders and/or the Target Shareholder Principals shall give written notice to Acquiror (the "Piggyback Notice") no later than fifteen (15) days following the date on which the Acquiror gives the Company Notice. The Piggyback Notice shall set forth the number of Acquiror Shares that Target, such Target Shareholder and/or such Target Shareholder Principal desires to include in the registration statement.

(ii) If the registration statement under which the Acquiror gives notice under this Section 4.1(c) is for an underwritten offering, Acquiror shall so advise the Target, Target Shareholder and/or the Target Shareholder Principals in the Company Notice. In such event, the right of any such holder of Acquiror Shares to be included in a registration pursuant to this Section 4.1(c) shall be conditioned upon such holder's participation in such underwritten offering and the inclusion of such holder's Acquiror Shares in the underwritten offering to the extent provided herein. All holders of Acquiror Shares proposing to distribute their shares by means of such underwritten offering shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Acquiror. Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Acquiror; second, to the holders of Acquiror Shares on a pro rata basis based on the total number of Acquiror Shares requested to be included in such registration by the holders of Acquiror Shares; and third, to any stockholder of the Company (other than a holder of Acquiror Shares on a pro rata basis. No such reduction shall reduce the securities being offered by the Acquiror for its own account to be included in the registration and underwriting. If any holder of Acquiror Shares disapproves of the terms of any such underwriting, such holder may elect to withdraw therefrom by written notice to Acquiror and the underwriter, delivered at least twenty (20) business days prior to the effective date of the registration statement.

(iii) Acquiror shall have the right to terminate or withdraw any registration initiated by it under this Section 4.1(c) prior to the effectiveness of such registration whether or not any holder of Acquiror Shares has elected to include securities in such registration.

4.2 Delivery of Acquisition Consideration. Acquiror will provide the Acquisition Consideration to Target as follows:

(a) At the Closing and on behalf of Target, Acquiror will pay to OmniFuse, LLC, in immediately available funds, the Thirty Thousand Dollar ($30,000) portion of the Cash Payment that has not been paid prior to the date hereof.

(b) At the Closing. Acquiror will deliver to Target five hundred ninety-five thousand (595,000) of the Acquiror Shares.

(c) At the Closing, as collateral security for any indemnification obligations of the Target and Target Shareholder Principals pursuant to (and subject to the limitations of) Section 10, the Target shall, and by execution hereof does hereby, transfer, pledge and assign to Acquiror, for the benefit of Acquiror, a security interest in the following assets (collectively, the "Pledged Assets"):

(i) one hundred five thousand (105,000) Acquiror Shares (which shall be in addition to the five hundred ninety-five thousand (595,000) shares to be delivered to Target pursuant to subparagraph (b) above);

(ii) all securities hereafter delivered to the Target with respect to or in substitution for the Target's Pledged Assets, all certificates and instruments representing or evidencing such securities, and all cash and non-cash dividends and other property at any time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof; and in the event Target receives any such property, Target shall hold such property in trust for Acquiror and shall immediately deliver such property to Target to be held hereunder as Pledged Assets; and

(iii) all cash and non-cash proceeds of all of the foregoing property and all rights, titles, interests, privileges and preferences appertaining or incident to the foregoing property.

4.3 Pledged Assets.

(a) Each certificate, if any, evidencing the Pledged Assets issued in Target's name and all other Pledged Assets shall be held by Acquiror. Certificates shall not have any restrictive or cautionary legend other than those imprinted by Acquiror in accordance with the terms and provisions of this Agreement. Target shall, at the Closing, deliver to Acquiror, for each such certificate, a stock power duly signed in blank.

(b) Prior to the first anniversary of the Closing Date, upon the occurrence of an event subject to indemnification by Target pursuant to Article 7 hereof, Acquiror may retain for its own benefit such Pledged Assets as shall have a fair market value equal to the indemnification liability owed by Target to Acquiror. For purposes of the foregoing, the fair market value of Pledged Shares shall be determined as follows:

(i) If shares of Acquiror stock of the same class as the Pledged Shares have been traded in an arm's length transaction within the thirty (30) day period preceding the date on which Acquiror becomes entitled to indemnification under Article 7 hereof, the fair market value of each of the Pledged Shares shall be deemed to be equal to the average per-share price paid for such shares of Acquiror stock sold during such thirty (30) day period; provided, however, if any portion of the purchase price for such shares was deferred or contingent, Acquiror on the one hand, and the Target Shareholder Principals on the other hand, will use their best efforts to agree upon a value for such portion of the consideration, or if agreement is not reached by the date ten (10) days after written request for such agreement is made by one party to the other, by a single arbitrator mutually selected by Acquiror and the Target Shareholders. If no such shares of Acquiror stock were traded during such thirty (30) day period, fair market value of the Pledged Shares shall be determined by mutual agreement between Acquiror on the one hand, and the Target Shareholders on the other hand, or if such agreement is not reached by the date ten (10) days after written request for such agreement is made by one party to the other, fair market value shall be determined by a single arbitrator mutually selected by Acquiror and the Target Shareholders. Any valuation decision made by an arbitrator shall be binding on the parties.

(c) Except to the extent that Acquiror has theretofore submitted an indemnification, Pledged Assets, the Pledged Assets shall be released to Target on the first anniversary of the Closing Date. Any such Pledged Assets not so released shall be released upon resolution of Acquiror's indemnification claim and the satisfaction thereof with any Pledged Assets pursuant to subparagraph (a) above.

(d) While any shares of Acquiror stock remain subject to the pledge set forth herein, and pending the disbursement thereof in accordance with this Section 4.3, Target shall, subject to the terms and conditions of this Agreement, have all the rights of stockholders of Acquiror with respect to such shares (including without limitation the right to vote such shares in accordance with their respective interest therein and the right to dividends and distributions thereon), except (i) the right of possession thereof, (ii) the right to sell, assign, pledge, hypothecate or otherwise dispose of such shares or any interest therein and (iii) the right to possession of any dividends or other distributions received in respect thereof.

4.4 Tax-Free Reorganization. Target intends to liquidate after the Closing Date and in such liquidation to distribute to its stockholders the Acquiror Shares, together with any Excluded Assets to the extent not applied to pay debts and liabilities of Target, as required to satisfy the requirements of tax-free reorganization treatment under Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"). Each party to this Agreement agrees to file its Tax returns and related Tax forms in a manner consistent with such reorganization treatment and to not take any position or action inconsistent therewith in any Tax return or other submission to, or agreement with, any federal, state or local tax authorities unless it is determined by such party's Tax advisors that such treatment is improper.

5. ASSUMPTION OF LIABILITIES.

5.1 Assumed Liabilities. As of the Closing, Acquiror will assume, and be solely responsible for the payment of, the following liabilities (the "Assumed Liabilities"):

(a) liability to fulfill purchase orders and customer contracts received but not yet fulfilled prior to the Closing (with respect to which any deposits or prepayments shall be deemed not to constitute cash or cash equivalents and shall be included within the Assets to be sold to Acquiror hereunder); and

(b) liability on any Equipment Leases applicable to the time period after the Closing.

5.2 Excluded Liabilities. Except for the Assumed Liabilities, Acquiror is not assuming any obligation or liability, contingent, known or otherwise of Target or Target Shareholder Principals, including, without limitation:

(a) Target's accounts payable;

(b) Target's liability to pay employee salary, accrued vacation pay and other employee benefits earned or accrued prior to the Closing; and

(c) any liability or obligation arising out of any Claim relating to the operation of the Business, or the occurrence of any event, prior to, or any circumstances existing prior to, the Closing.

6. CLOSING. The consummation of the transactions contemplated by this Agreement (the "Closing") is taking place on the date hereof (the "Closing Date").

6.1 Deliveries by Target and Target Shareholder Principals at Closing. At the Closing, Target and Target Shareholder Principals, as appropriate, will deliver to the Acquiror:

(a) a copy of the resolutions duly adopted by Target's Board of Directors and by Target's Stockholders authorizing the execution, delivery and performance of this Agreement by Target;

(b) a Bill of Sale, duly executed by Target, in the form attached as **Exhibit 6.1(b)**;

(c) evidence of filing of an amendment to Target's Articles of Incorporation to ensure that Target's name shall not include after the Closing Date the word "icelounge.com";

(d) a Trademark Assignment, duly executed by Target, in the form attached as **Exhibit 6.1(d)**; and

(e) a Mutual Release, duly executed by Target and Target Shareholder Principals, in the form attached as **Exhibit 6.1(e)** (the "Release").

6.2 Deliveries by Acquiror at Closing. At the Closing, Acquiror will (a) pay the Acquisition Consideration, as provided in Article 4, and (b) deliver to Target the Release, duly executed by Acquiror.

7. INDEMNIFICATION.

7.1 Target Indemnification. Target and Target Shareholder Principals hereby agree, jointly and severally, to defend, indemnify and hold harmless Acquiror from, against and in respect of:

(a) Any and all losses, damages or deficiencies (whether as a result of a direct claim by Acquiror against Target or Target Shareholder Principals, a third party claim against Acquiror or otherwise) resulting to Acquiror from any and all breaches of representations, warranties, covenants or other terms of this Agreement by Target or Target Shareholder Principals made or contained in (i) this Agreement or (ii) any certification, list, document, exhibit or schedule delivered to Acquiror under or in connection with this Agreement or the transactions contemplated herein;

(b) Any Excluded Liabilities, Taxes, noncompliance with any bulk sales laws or fraudulent transfer law in respect of the transactions, and property damage or personal injury arising out of events or conditions existing prior to the Closing Date; and

(c) All costs and expenses incident to any and all actions, suits, proceedings, claims, demands, assessments or judgments in respect of paragraph (a) of this Section 7.1, including Acquiror's reasonable legal and accounting fees and expenses.

7.2 Acquiror Indemnification. Acquiror hereby agrees to defend, indemnify and hold harmless Target from, against and in respect of:

(a) Any and all losses, damages or deficiencies (whether as a result of a direct claim by Target against Acquiror, a third party claim against Target or otherwise) resulting to Target from any and all breaches of representations, warranties, covenants or other terms of this Agreement by Acquiror made or contained in (i) this Agreement or (ii) any certification, list, document, exhibit or schedule delivered to Target under or in connection with this Agreement or the transactions contemplated herein; and

(b) All costs and expenses incident to any and all actions, suits, proceedings, claims, demands, assessments or judgments in respect of paragraph (a) of this Section 7.2, including Target's reasonable legal and accounting fees and expenses.

7.3 Limitations on Indemnification Amount.

(a) No claim for indemnification under this Article 7 will be made by Acquiror unless and until the aggregate amount of such claims (including attorney's fees and costs) exceeds Ten

Thousand Dollars ($10,000) (the "Threshold Amount"), and in such event, the party claiming indemnification will be entitled to all amounts including but not limited to the Threshold Amount. Notwithstanding the foregoing, Target and Target Shareholder Principals will be liable for full indemnification from the first dollar, without any Threshold Amount, for any liability attributable to breach of the representations and warranties set out in Sections 1.1, 1.2, 1.3, 1.4, 1.5, 1.13 and 1.17.

(b) The maximum amount that Target and Target Principals may be required to pay to Acquiror hereunder shall be limited to the amount of the Acquisition Consideration.

7.4 Indemnifying Party=s Right to Defend.

(a) A party entitled to be indemnified pursuant to Section 7.1 or 7.2 (the "Indemnified Party") shall notify the party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement (the "Indemnity Notice"). Subject to the Indemnifying Party's right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article 7 within thirty (30) days after the receipt of the Indemnity Notice from the Indemnified Party.

(b) If the Indemnified Party shall give an Indemnity Notice to the Indemnifying Party, and if the claim or demand set out in the Indemnity Notice relates to a claim or demand asserted by a third party against the Indemnified Party which the Indemnifying Party acknowledges is a claim or demand for which it must indemnify or hold harmless the Indemnified Party under Section 7.1 or 7.2 hereof, the Indemnifying Party shall have the right to either (i) pay such claim or demand or (ii) employ counsel acceptable to the Indemnified Party to defend any such claim or demand asserted against the Indemnified Party. The Indemnified Party shall have the right to cooperate in the defense of any such claim or demand. The Indemnifying Party shall notify the Indemnified Party in writing, within thirty (30) days after the date of the Indemnity Notice is given by the Indemnified Party to the Indemnifying Party, of its election to defend in good faith any such third party claim or demand. So long as the Indemnifying Party is defending in good faith any such claim or demand asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such claim or demand. The Indemnified Party shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party's possession reasonably required by it for its use in contesting any third party claim or demand. Whether or not the Indemnifying Party elects to defend any such claim or demand, the Indemnified Party shall have no obligations to do so.

(c) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless (i) the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to Section 7.4(b) or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim and contains no restrictions or ongoing obligations affecting the Indemnifying Party. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or

compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party=s affiliates.

7.5 Pre-Closing Knowledge. The right to indemnification will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

8. SURVIVAL. All covenants, representations and warranties herein made will survive the closing hereunder until the first anniversary of the Closing Date; except claims specifically raised by the aggrieved party in one or more written notices given to the allegedly offending party prior to the first anniversary of the Closing Date may continue to be asserted by the aggrieved party after that date.

9. OTHER COVENANTS.

9.1 Taxes and Fees. Target will be responsible for and will pay all sales, transfer or similar taxes or governmental charges, if any, with respect to the transfer of the Assets, whether levied against the Assets, Target or Acquiror.

9.2 Pro Ration of Personal Property Taxes. Personal property taxes associated with the Assets that are imposed on a periodic basis and are payable for a tax period that includes (but does not end on) the Closing Date will be prorated as of the Closing Date, and Target will bear the proportion of, and will have the sole responsibility for, such taxes equal to a fraction, the numerator of which is equal to the number of days which will have elapsed from the beginning of the applicable tax period to the Closing Date and the denominator of which is the number of days in the entire applicable tax period and Acquiror will be responsible for the remainder.

9.3 Access to Records. Inasmuch as certain of Target's books, records and documents are to be included in the Assets to be sold to Acquiror hereunder, and certain other of Target's books, records and documents relating to the Business are to be retained by Target, and Acquiror or Target may have need to have access to the books, records and documents held by the other after the Closing, Acquiror and Target agree that each shall maintain (or shall provide for a designated representative to maintain) for at least two (2) years after the Closing Date (or for such longer period as may be required by applicable Law) the respective books, records and documents sold or retained hereunder relating to the Business and the Assets and covering periods on or prior to the Closing Date.

9.4 Privacy Protection. Acquiror agrees to maintain the security and confidentiality of personal information of Target's website users being transferred to Acquiror pursuant to this

Agreement at a level of protection no less strict than Target's privacy policies in effect prior to the Closing.

9.5 Acknowledgement of Rights.

(a) Except as otherwise stated in this Section 9.5, Target and Target Shareholder Principals hereby acknowledge and agree that they do not have any rights with respect to the instance of the code base, intellectual property, community members, media or other data associated with the verticals that Target, Target Shareholder Principals and their agents assisted Acquiror in creating prior to the date hereof (the "Pre-closing Verticals"), including igntionsk8.com, ignitionsnow.com, ignitionsurf.com, ignitionbmx.com and ignitionmx.com.

(b) Acquiror acknowledges that the technology that Target, Target Shareholder Principals and their agents have used to create the Pre-closing Verticals is owned, and may continue after the Closing to be used, by Target (the "Technology"). For no additional consideration, Target hereby grants to Acquiror an exclusive, perpetual, irrevocable license to use (or not use, as Acquiror sees fit) the Technology to enhance and further develop the Pre-closing Verticals, as well as to create, enhance and further develop other sports action verticals under Acquiror's brand names from time to time; provided, however, that Acquiror shall not grant so-called white label community application licenses to third parties with respect to the Technology as at the date hereof. Notwithstanding the foregoing, Acquiror may transfer or license the right to use the Technology to any subsidiary or affiliated entity, any party under common control with Acquiror, any successor in interest or any other entity that acquires a substantial portion of its assets and operations. Acquiror shall continue to have rights to use or not use, as it sees fit, any technology or data comprised in the Business (whether in conjunction with any other technology or data or otherwise).

9.6 Further Assurances. At any time and from time to time after the Closing Date each party shall, without further consideration, execute and deliver to the other such other instruments of transfer and assumption and shall take such other action as the other may reasonably request to carry out the transfer of the Assets, Business and Assumed Liabilities to Acquiror as contemplated by this Agreement.

10. MISCELLANEOUS.

10.1 Parties in Interest. This Agreement will inure to the benefit of and bind the parties hereto, and their respective heirs, personal representatives, legatees, successors and assigns, as the case may be.

10.2 Headings. The headings of Articles and Sections hereunder are for convenience and reference only, and will not be deemed a part of this Agreement.

10.3 No Waiver. No delay or failure on the part of any party hereto to exercise any right, power or privilege hereunder will operate as a waiver thereof; nor will any waiver on the part of any

party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder; nor will any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

10.4 Entire Agreement. This Agreement (which includes the Schedules and Exhibits) sets forth the parties' final and entire agreement with respect to its subject matter and supersedes any and all prior understandings and agreements. This Agreement will not be modified or amended in any fashion except by an instrument in writing signed by the parties hereto.

10.5 Third Parties. This Agreement is not intended to confer upon any person (other than the parties hereto) any benefits, rights or remedies hereunder.

10.6 Severability. If any provision of this Agreement is held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision will be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable, and such illegality, invalidity or unenforceability will have no effect upon and will not impair the enforceability of any other provision of this Agreement.

10.7 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Nevada without regard to principles of conflict of laws. The parties agree that any action, suit, claim or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement will be brought in either a California State Court or a federal court sitting in the State of California. Each party waives any objection which such party may now or hereafter have to the laying of venue of any such action, suit, claim or proceeding, and irrevocably consents and submits to the jurisdiction of any such court in the State of California (and the appropriate appellate courts) in any such action, suit, claim or proceeding.

10.8 Notices. All notices, instructions and other communications required or permitted to be given hereunder or necessary or convenient in connection herewith must be in writing and will be deemed delivered (i) when personally served, (ii) the first Business Day following the date of deposit with an overnight courier service or (iii) on the earlier of actual receipt or the third Business Day following the date on which the notice is deposited in the United States Mail, first class certified, postage prepaid, return receipt requested. Notices sent by overnight courier service or United States Mail shall be addressed as follows:

If to Target, Target Shareholders or Target Shareholder Principals:

icelounge.com, Inc.
2224 Newport Blvd
Suite A
Newport Beach CA 92663
Attn: Nick Woodin

Facsimile: (866) 311-5332

If to Acquiror:

Associated Media Holdings, Inc.
5150 E. Pacific Coast Highway
Suite 300
Long Beach, CA 90804
Attn: Darryl Franklin
Facsimile: (562) 986- 4896

10.9 Business Day. As used in this Agreement, the term "Business Day" means and includes any day other than a Saturday, Sunday or a day that is a legal holiday in California.

10.10 Counterparts. For the convenience of the parties and to facilitate the execution of this Agreement, any number of counterparts hereof may be executed and each such executed counterpart will be deemed to be an original instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TARGET:
Icelounge.com, Inc.

By: ______________________
______________, President

TARGET SHAREHOLDER PRINCIPALS:

____
Nicholas D. Woodin

____
Nelson Chau

ACQUIROR:
Associated Media Holdings, Inc.

By: ______________________
Name: Darryl Franklin
Title: Chief Executive Officer